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                                                                    Exhibit 10.1



                                                                  EXECUTION COPY
                                                                  --------------

                              VELOCITA CORPORATION
                       2941 Fairview Park Drive, Suite 200
                          Falls Church, Virginia 22042

                                                 As of October 1, 2001




Mr. Robert Annunziata
95 Minisink Road
Short Hills, NJ 07078

Dear Bob:

         This letter ("Letter Agreement") will confirm the terms of your employment with Velocita Corporation (the "Company"), where you will serve as the Executive Chairman of the Board of Directors of the Company (the "Board"). Your employment will commence on October 1, 2001 (the "Commencement Date") and will continue until December 31, 2002 (the "Employment Term"), unless the Company and you agree to extend the Employment Term until December 31, 2003.

         DUTIES.

         Except as otherwise provided below, you will devote your full business time to the performance of your duties as Executive Chairman and, you agree to use your best efforts in the performance of such duties. Your primary duties will include, leading, with Kirby G. Pickle, Jr., the Company's (i) mergers and acquisitions efforts, (ii) strategic financing efforts, (iii) capital conservation efforts, (iv) strategic network development efforts, (v) strategic sales efforts and (vi) any other area of the Company's business or duties that a majority of the Board determines warrants your attention, provided such area or duties are consistent with your position. You will not accept any other full or part-time position of any kind, and you agree to limit your outside board directorships to three (3), and you further agree that you will not be the Chairman of any other company or accept any board position with a competitive entity without the prior written consent of the Board. Notwithstanding the foregoing, you may (a) devote a portion of your time to the Atlantic Enterprise Fund, Inc. and its affiliates and (b) you may manage your personal and family passive investments, provided the activities in (a) and (b) in the aggregate do not materially interfere or conflict with the performance of your duties hereunder.

         COMPENSATION.

         During the Employment Term, the Company will pay you a base salary at the rate of

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$500,000 per year, subject to the next sentence, in accordance with the usual payroll practices of the Company. If the Employment Term is extended, your base salary will be reviewed by the Board for increase, but may not be decreased. For calendar year 2002 (and, for calendar year 2003, if the Employment Term is extended), you will receive a minimum annual performance bonus in the amount of $500,000 payable when annual bonuses are normally paid to other executives of the Company, provided that you are employed by the Company at the end of the applicable calendar year (the "Annual Bonus"). If the Employment Term is extended, your minimum Annual Bonus will be reviewed by the Board and, you may be awarded an additional bonus, as determined by the Board in its sole discretion.

         You acknowledge receipt of $1,250,000 which is a portion of the sign-on bonus referenced in Section 5 of the Term Sheet entered into between you and the Company, dated October 9, 2001 and, the Company agrees to pay you an additional $1,250,000 on January 1, 2002, provided you are employed by the Company on such date or are terminated prior thereto without Cause (as defined below) or you voluntarily resign for Good Reason (as defined below). If prior to December 31, 2002, you cease to be employed by the Company for any reason other than your death, your termination without Cause or your voluntary resignation for Good Reason, you agree to repay (on a full-recourse basis) to the Company an amount equal to $2,500,000 multiplied by a fraction, the numerator of which is the number of days remaining in the period commencing on the Commencement Date and ending on December 31, 2002 after your termination of employment and, the denominator of which is 457, within fifteen (15) days of your termination of employment.

         You will be eligible to receive a merger transaction bonus payable in accordance with the provisions of this paragraph. You will receive $3,000,000 (the "Transaction Bonus") upon the closing of (i) a merger or consolidation of the Company with any other corporation or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) ((i) and/or (ii) referred to as a "Transaction"), provided that a majority of the Board (with you entitled to vote as a Board member if you are then on the Board) determines in good faith (which determination shall not be unreasonably withheld) that such Transaction is likely to (x) assure the financial viability of the Company for the next twenty four (24) months following the applicable Transaction and (y) provide each shareholder with value in the Company after the Transaction that is not less than each shareholder's (and its affiliates) investment (including debt) in the Company. In the event (x) above is satisfied but, not (y), as soon as practicable after the parties hereto know the material terms of such Transaction, you and the Board shall discuss, in good faith, what, if any portion of the Transaction Bonus you will receive in consideration of your efforts regarding the resulting Transaction. Notwithstanding the foregoing, you will only receive the Transaction Bonus if you are employed by the Company at the time of execution of the contract for the applicable Transaction, such Transaction closes and, you fulfill your obligations hereunder through the end of the Employment Term or you incurred within one (1) year prior to the execution of such contract, a termination of employment by the Company without Cause, you voluntarily resigned for Good Reason or your employment was terminated on December 31, 2002 as a result of non-renewal of the Employment Term by the Company (i.e., while you were willing to continue to work on the same basis as set forth herein (other than your right to the sign-on bonus any other provision not applicable by its terms)) and the Transaction thereafter closes. You are only


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eligible to receive one Transaction Bonus hereunder, regardless of the number of transactions that occur or how long this Letter Agreement is effective. Notwithstanding the execution of any contract, the Transaction Bonus shall not be paid to you unless and until the closing of a Transaction.

         You will be eligible to receive a bonus in connection with Major Asset Sales (as defined below) for contracts both entered into and closed after the Commencement Date while you are employed by the Company. You will receive an amount equal to one percent (1%) of the Net Sales (as defined below) (the "Asset Sale Bonus") provided each transaction or series of related transactions result in Net Sales greater than $2,500,000. The Asset Sale Bonus will be paid to you as and when cash proceeds are received from the buyer and are subject to all adjustments or settlements with the buyer. In addition, you will receive an amount equal to one percent (1%) of strategic cash invested in the Company for equity capital while you are employed other than from current investors and debt holders and their affiliates (the "Equity Bonus"). The Equity Bonus will be paid to you as and when the proceeds are received from the investors.

         The Board, in its sole discretion, will make the determination of whether or not to enter into, or close, any sales or investment transactions(s) pursuant to the above paragraph or any Transaction, and, therefore, you agree and acknowledge that you have no claim or rights of any kind whatsoever as a result of the Board's decision not to enter into, or close, any Transaction(s), sale or investment transaction(s) or to pursue any claim for payment or to settle any claim.

         While you are employed by the Company, you will be entitled to participate, to the extent eligible thereunder, in all employee benefit plans and programs, in accordance with the terms thereof in effect from time to time, as are provided by the Company to senior management of the Company.

         TERMINATION.

         Your service as Executive Chairman, unless extended by the mutual written agreement of you and the Company, will terminate at the end of the Employment Term or, if earlier, on the earliest to occur of your death, termination by the Company for Disability, termination by the Company with or without Cause or your voluntary termination with or without Good Reason. In the event of a non-renewal of the Employment Term by either party, the Company will only be obligated to pay you the amounts described in (i) through (iii) below, and as provided with regard to a Transaction Bonus above, and in no event shall such non-extension be deemed a termination without Cause or a voluntary resignation for Good Reason.

         In the event your employment with the Company is terminated during the Employment Term by you or by the Company for any reason the Company will pay you
(i) any earned but unpaid base salary through the date of termination, (ii) any unreimbursed business expenses otherwise reimbursable in accordance with the Company's policies, (iii) benefits in accordance with the terms of the applicable plans and programs of the Company and (iv) if your employment is terminated by the Company without Cause or by you for Good Reason (but not a non-renewal of the Employment Term) and, subject to your execution of a release of all claims against the Company in such form as reasonably requested by the Company, your base salary through the


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remainder of the Employment Term or, twelve (12) months, if greater and the guaranteed Annual Bonus for the year of termination. Upon such payments the Company shall have no further obligations under this Agreement, except as provided with regard to the Transaction Bonus.

         DEFINITIONS.

         For purposes of this Letter Agreement, the following definitions shall apply:

         "Disability" means (i) a determination made by a physician chosen by the Board and you that it can reasonably be expected that you will be unable to perform your duties due to a physical or mental infirmity for more than ninety
(90) consecutive days or (ii) your inability to perform your duties due to a physical or mental infirmity for one hundred twenty (120) days in any twelve
(12) month period.

         "Cause" means (i) your willful misconduct or gross negligence that has a material adverse effect on the Company; (ii) your willful failure to attempt in good faith to perform your duties hereunder (other than a result of your incapacity due to physical or mental illness), including, without limitation, following the written directions of the Board, provided that any such failure shall be Cause only if it follows a written notice to you by the Board specifying the failure and, that it will be treated as Cause if you fail to promptly perform such duties; or (iii) your conviction of, or pleading of NOLO CONTENDERE to, a felony. For these purposes (other than subsection (ii) above), no act or failure to act will be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that action or omission was in the best interests of the Company. In any proposed termination for Cause you shall have the right to appear before the Board with counsel before any notice is given and the right to cure any breach within fifteen (15) days.

         "Good Reason" means your removal from the position of Executive Chairman of the Company or any material violation of this Letter Agreement or the profit participation arrangement letter (the "Profit Letter") without your written consent that is not cured within thirty (30) days after you have given written notice thereof to the Company and, in the case of an alleged material violation of the Profit Letter, notice to all of the shareholders who are party to the Profit Letter.

         "Major Asset Sales" means sales of dark fiber, conduit or bulk wholesale lit capacity.

         "Net Sales" means cash proceeds received by the Company in a transaction or series of related transactions, to a third party or series of third parties, for Major Asset Sales net of cash payments made or contracted to be made by the Company, as determined in good faith by the Board. Ongoing maintenance fees and similar ongoing charges and payments shall not be included in Net Sales.

         MISCELLANEOUS PROVISIONS.

         (a) You will be reimbursed for all reasonable business expenses incurred in connection with the performance of your duties hereunder and other requested activities in


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accordance with the Company's customary policy. You will receive perquisites and fringe benefits at a level commensurate with other senior executives of the Company.

         (b) You will keep all information you receive in connection with, or as a result of, your employment with the Company (and not in the public domain) Confidential (the "Confidentiality Provision"). You will not identify for solicitation, solicit or hire employees of the Company, or assist others in doing so, during the Employment Term or for a period of two (2) years thereafter (the "Non-Solicitation Provision"). Your activities will be limited as provided above during the Employment Term and if you continue as Executive Chairman. The Company will be entitled to injunctive relief to enforce the provisions of this paragraph (b).

         (c) You will be reimbursed for reasonable fees and costs incurred in connection with the negotiation and preparation of this Letter Agreement in an amount not to exceed $45,000.

         (d) This Letter Agreement may be amended only by a written document signed by both parties hereto.

         (e) This Letter Agreement contains the entire understanding of the parties relating to the subject matter hereof (other than the profit participation arrangement), and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including, without limitation, the letter agreement entered into between you and PF Net Communications, Inc., dated May 12, 2000 (the "Prior Agreement") (other than your rights to indemnification and directors and officers liability insurance thereunder).

         (f) You acknowledge and agree that all equity granted to you pursuant to the Prior Agreement, including stock options, shall be deemed terminated and forfeited effective on the Commencement Date. If the Employment Term is extended pursuant to the first paragraph of this Letter Agreement, the Board will discuss with you (with no obligation of either party to agree) granting equity awards to you in lieu of any right to the Transaction Bonus or the profit participation arrangement.

         (g) This Letter Agreement shall be governed by the laws of the state of New York, without reference to rules relating to conflict of laws. Any dispute shall be settled by arbitration under the rules of the American Arbitration Association in New York City, New York. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. All of your reasonable fees and expenses in such arbitration will be paid by the Company if the arbitrator determines that you have prevailed on substantially all items. Otherwise each party shall bear its own costs and expenses and equally share the charges of the AAA and the arbitrator.

         (h) You will abide by all restrictions imposed by Federal Securities law including those related to inside information.

         (i) You will be covered by the directors and officers liability insurance of the Company and be indemnified by the Company in the same manner as the outside directors or senior officers are so covered or indemnified by the Company.


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         (j) The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

         (k) You represent that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither this Letter Agreement nor any rights hereunder may be assigned by you, provided that you may assign your right to any payment hereunder to Atlantic Enterprise Fund, Inc. This Letter Agreement may be assigned by the Company only to an acquiror of all or substantially all of its assets. This Letter Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, executors, successors and assigns.

         (l) As of the date of execution of this Letter Agreement, the Company hereby represents that it, in its good faith belief, the requisite seventy-five percent (75%) shareholder approval pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, has been obtained with regard to this Letter Agreement in accordance with the methodology described in proposed Treasury Regulation Section 1.280G-1.

         (m) This Letter Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Please sign this Letter Agreement in the space provided below. This will constitute a binding agreement upon, and only upon, its approval by the Board.

                            [CONTINUED ON NEXT PAGE]





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         IN WITNESS WHEREOF, the parties hereto have duly executed this Letter
Agreement as of the 1st day of October, 2001.

                                                Sincerely,

                                                Velocita Corporation

                                                By: /s/ Kirby G. Pickle
                                                    ------------------------



                                                Agreed To:

                                                /s/ Robert Annunziata
                                                --------------------------
                                                Robert Annunziata





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